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                                                                   EXHIBIT 10.10

                        AGREEMENT AND GENERAL RELEASE


     This Agreement and General Release (this Agreement) entered into on this 31st day of July, 1998 by and between Tut Systems, Inc., a California corporation, 2446 Estand Way, Pleasant Hill, California 94523 (hereinafter Tut), and Yet, Inc., a California corporation, 3060 Buena Vista Way, Berkeley, California 94708 (hereinafter And Yet) and Martin H. Graham, 3060 Buena Vista Way, Berkeley, California 94708 (hereinafter Graham) is made with respect to the following facts:

A. Tut, And Yet and Graham entered into a Royalty Agreement dated June 1, 1992 concerning certain patent rights. An extension of Royalty Agreement was entered into between Tut, And Yet and Graham having an effective date of June 1, 1995. These Royalty Agreements are collectively referred to as the Prior Agreements;

B. Graham has assigned to And Yet his rights to the patents and patent applications which are the subject of the Prior Agreements;

C. Tut intends to make an initial public offering (hereinafter IPO) of its stock in the very near future;

D. In the event of an IPO, Tut wishes to make a lump sum payment for all its royalty obligations under the Prior Agreements and And Yet is willing to accept such payment as set forth in this Agreement; and

E. The parties to this Agreement wish to release each other from any and all obligations owed to one another under the Prior Agreements.

     NOW, THEREFORE, the parties agree as follows:

1. Subject to Paragraph 5, Tut shall pay to And Yet Two Million Five Hundred Thousand ($2,500,000.00) Dollars within ten (10) business days from the date on which Tut receives funds from its IPO (the "Closing Date") and shall notify Graham by fax at (510) 848-1611 immediately upon the receipt of such funds.

2. In the event that Tut's IPO does not occur by November 30, 1998, any party may terminate this Agreement at its option by giving written notice to the other parties and in such event the Prior Agreements in their entirety shall continue to remain in full force and effect.

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3.  On the Closing Date the Prior Agreements shall be terminated and the parties shall be relieved of any and all rights and obligations under the Prior Agreements, including any obligations to make any additional royalty payments or any other payments or to audit the books of Tut or any of its licensees.

4. Until the Closing Date the parties' obligations under the Prior Agreements, including any obligations to make any additional royalty payments or any other payments, shall continue in full force and effect.

5. On the Closing Date Tut shall pay to And Yet, in addition to the $2,500,000.00 set forth in paragraph 1 above, all accrued but unpaid royalty payments or other payments owing to And Yet under the Prior Agreements.

6. Except as hereinafter set forth, on the Closing Date And Yet and Graham shall assign to Tut all of their right, title, and interest in all patents and patent applications listed on the Schedule attached to this Agreement (including all additional intellectual property relating solely to such patents and patent applications) naming Graham or And Yet as an inventor or co-inventor and which are covered by the Prior Agreements, as set forth in Exhibit A attached hereto.
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Effective the Closing Date, And Yet and Graham hereby confirm all prior assignments of such patents and patent applications made to Tut under the Prior Agreements.

   a. Notwithstanding the foregoing, in regard to patent application Serial No. 09/024883, filed 2/17/98, And Yet and Graham shall assign only their interest, and not any interest belonging to Howard Johnson.

   b. In regard to patent application Serial No. 08/925205, filed 9/8/97, where Hal Webber is the co-inventor with Graham, Tut shall cause Graham's name to appear first on the patent when and if it is issued.

7. This Agreement is executed and delivered within the State of California and its construction, interpretation, and performance shall be governed by the laws of the State of California.

8. Effective on the Closing Date, this Agreement sets forth the entire agreement and understanding between Tut, And Yet and Graham as to the subject matter hereto and merges all prior discussions between them and neither party shall be bound by any condition, definitions, warranties, understandings, or representations with respect to such subject matter other than as expressly provided in this Agreement or as duly set forth on a subsequent date in writing and signed by the parties.

9. In consideration of the mutual covenants, agreements and promises set forth herein, effective the Closing Date Tut, And Yet and Graham hereby fully and forever

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release, acquit and discharge each other, their agents, employees, attorneys, assigns, officers, directors, and stockholders from all causes of action, liabilities, claims or demands of any nature whatsoever, whether known or unknown, in law or in equity, which the parties now own, hereafter discover, allege or may have had at any time heretofore owned, held or alleged against each other and their respective officers, directors, stockholders, agents, employees, attorneys and assigns with respect to any matter arising out of the Prior Agreements or are connected to any events which form the basis for this Agreement.

     The parties hereto hereby waive the benefits of Section 1542 of the Civil Code of California, which reads as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

10. Any dispute under this Agreement shall be resolved by binding arbitration in the San Francisco office of J.A.M.S./Endlspute with the prevailing party entitled to recover his or its reasonable costs and reasonable attorneys' fees.

11. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.

12. A facsimile copy of this Agreement and any signatures hereon shall be considered for all purposes as originals.

Agreed to by:

                                       /s/ Martin H. Graham
Date: _____________________________    ___________________________________
                                       Martin H. Graham


                                       AND YET, INC.

                                            /s/ Martin H. Graham
Date: _____________________________    By:  _____________________________
                                            Martin H. Graham


                                       /s/ Salvatore D'Auria
Date: _____________________________    ___________________________________
                                       Salvatore D'Auria
                                       TUT SYSTEMS, INC.

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__________________________________________________________________________

Consent of Spouse:

                                       /s/ Selma Graham
Date:  ____________________________    ______________________________
                                       Selma Graham

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